Exhibit 99.1


    Dresser, Inc. Provides Business Update for First Quarter, 2003

    DALLAS--(BUSINESS WIRE)--June 4, 2003--Dresser, Inc. today provided an update of selected financial information for the first quarter ended March 31, 2003. As previously announced, the Company is currently re-auditing its 2001 results and is not providing full financial statements until the re-audit is complete. All financial information provided in this release is unaudited and subject to change as the Company completes its 2001 re-audit, 2002 audit and a Statement of Auditing Standards "SAS" No. 100 review of its quarterly results for the period ended March 31, 2003 by its external auditors.
    The Company disclosed that cash and cash equivalents on March 31, 2003, were $123.3 million, compared to $124.5 million on December 31, 2002.
    Total debt at the end of the first quarter, 2003, was $974.2 million, compared to $983.6 million at the end of 2002. Long-term debt, including the current portion, was $956.8 million, compared to $964.4 million on December 31, 2002. Dresser made an optional pre-payment of $7.5 million applied to its senior term loans during the first quarter, as announced previously.
    Capital expenditures in the first quarter, 2003, totaled $1.9 million, compared to $4.8 million for the year-ago quarter.
    Cash interest paid in the quarter ended March 31, 2003, was $6.9 million.
    Patrick Murray, Chief Executive Officer of Dresser, Inc., said "EBITDA, adjusted for restructuring costs and asset write-downs, declined approximately 15-20% from the prior year, but increased sequentially from the fourth quarter of 2002. Although it is still too early to say that our markets are recovering, we did see some favorable leading indicators such as a recovery in rig counts in the U.S. and our bookings exceeded revenues in January, February, and March."
    "We maintained a strong liquidity position," continued Murray, "with cash balances ending the quarter above our previous projections. This was after we paid cash for the Tokheim acquisition and made an optional debt pre-payment." Murray noted that the relatively high cash balance would be lower at the end of the second quarter due to interest payments on subordinated senior notes, payment of a pre-existing earn-out provision assumed in the Entech acquisition, transaction fees associated with the Tokheim acquisition and expenses associated with the re-audit of 2001.
    Murray went on to say that the re-audit of 2001 is proceeding and that the Company expected to deliver audited financials for 2001 and 2002 under the credit agreement according to schedule.

    Higher volumes in control valve business partially offset lower volumes in other Flow Solutions segment businesses

    Murray stated, "In the first quarter of 2003 compared to the prior year, we saw a combination of lower shipments and higher international selling costs in our on/off valve business; a weak natural gas distribution market; a slowdown in new construction and aftermarket sales in our pressure relief valve business; and soft conditions in our non-energy related businesses negatively impact results in the Flow Control segment. Partially offsetting these negative results was an increase in volume and in margins in our control valve business, mainly due to stronger international markets and a more favorable mix of maintenance versus new construction spending from our customers in the U.S."

    Measurement Systems sales up on increased volume from acquisition, stronger service and point-of-sale systems revenues

    "In our Measurement Systems segment," commented Murray, "revenues and earnings improved year over year in part due to increased equipment sales and service revenues in the U.S. In addition, there was a slight positive EBITDA contribution in March from the Tokheim acquisition. As we proceed with the integration of Tokheim into our Dresser Wayne operation, we expect to see continued improvements in results. "

    Weakness in natural gas compression market impacts Compression and Power Systems performance year over year revenues

    "In our natural gas engine business," said Murray, "continued weakness in the natural gas compression market year over year was partially offset by stronger aftermarket parts sales and a slight increase in power generation sales. Although we have not yet seen any significant recovery in the natural gas compression market, the upturn in aftermarket parts sales, combined with what we believe are good fundamentals for natural gas pricing are encouraging signs. In our blower business, we are starting to see modestly positive results from sales initiatives and the cost-cutting steps we have taken throughout last year."

    Second quarter 2003 adjusted EBITDA results expected to be slightly down

    "At the beginning of May we announced a work action taking place at our Waukesha Engine business unit," stated Murray. "The financial impact of that work action will cause consolidated second quarter EBITDA results to be slightly down after adjustment for restructuring costs and the expense of the re-audit."
    Continued Murray, "If the positive trends in our business continue, the second half of the year could be stronger than the first half of the year. However, we are still cautious about these trends and are continuing to look for ways to improve the cost side of our businesses."

    Conference Call

    The Company will hold a conference call later today, Wednesday, June 4, at 4:30 p.m. EDT, 3:30 p.m. CDT. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-915-4836 (international dial 1-973-317-5319), ten minutes before the conference call begins and ask for the Dresser conference.
    There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/internet/pages/investorrelations/index.cfm at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.
    A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/internet/pages/investorrelations/index.cfm, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through June 10 and may be accessed by dialing 1-800-428-6051 (international dial 1-973-709-2089), then enter passcode 296205.
    Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

    Safe Harbor Statement:

    The financial information herein is unaudited and subject to change as the Company completes its 2001 re-audit, 2002 audit and a SAS No. 100 review of its quarterly results for the period ended March 31, 2003 by its external auditors. In addition to the unaudited historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company, as well as expectations regarding backlog, orders and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services.
    Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.


    CONTACT: Dresser, Inc., Dallas
             Stewart Yee, 972/361-9933
             stewart.yee@dresser.com